================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              UNIT INSTRUMENTS
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                    [LETTERHEAD OF UNIT INSTRUMENTS, INC]

         -------------------------------------------------------------
                           NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT
         -------------------------------------------------------------

September 5, 1997

To the Shareholders:

     The Annual Meeting of Shareholders of Unit Instruments, Inc., a California corporation, will be held on October 24, 1997, at 10:00 a.m., at the offices of the Company at 22600 Savi Ranch Parkway, Yorba Linda, California, for the following purposes:

1.   To elect four persons to the Company's Board of Directors.

2. To consider and act upon the ratification of the appointment of Price Waterhouse LLP as independent accountants for the fiscal year ending May 31, 1998.

3.   To consider and act upon the adoption of the 1997 Stock Incentive Plan.

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 29, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

                              By Order of the Board of Directors,

                              /s/ Gary N. Patten

                              Gary N. Patten
                              Secretary



     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Notice of Annual Meeting of Shareholders .................................     i
Proxy Statement...........................................................     1
Proposal No. 1 -  Election of Directors...................................     3
Proposal No. 2  -  Ratification of Independent Accountants................     5
Proposal No. 3  -  Ratification of 1997 Stock Incentive Plan..............   6-9
Executive Compensation.................................................... 10-15
Company Performance  -  Comparison of Five Year Cumulative Total Return...    16
Security Ownership of Certain Beneficial Owners and Management............ 17-18
Compliance with Section 16(a) of the Securities Exchange Act of 1934......    18
Other Matters.............................................................    19



SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO SIGN THE
  ENCLOSED PROXY CARD AND PROMPTLY RETURN IT BY MAIL IN THE ENCLOSED STAMPED
                                   ENVELOPE.

                            UNIT INSTRUMENTS, INC.


            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of Unit Instruments, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on October 24, 1997 at 10:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal office located at 22600 Savi Ranch Parkway, Yorba Linda, California 92887. The Company's telephone number is (714) 921-2640.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended May 31, 1997, is being mailed contemporaneously with this Proxy Statement to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about September 5, 1997.


RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on August 29, 1997 are entitled to notice of and to vote at the meeting. At August 1, 1997, 4,431,631 shares of the Company's Common Stock (the "Common Stock") were issued and outstanding.


REVOCABILITY OF PROXIES

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn:
Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.


VOTING AND SOLICITATION

     Every shareholder voting at the meeting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder deems appropriate, provided that votes cannot be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or fax.


QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

     An automated system administered by the Company's transfer agent will be used to tabulate proxies. Tabulated proxies will be transmitted to an employee of the Company who will serve as inspector of elections.


DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the

Company no later than April 24, 1998 in order to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.



                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


     A board of four (4) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The four nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

     The names of the nominees, and certain information about them as of the record date, are set forth below.

                NAME OF NOMINEE               Age                      PRINCIPAL OCCUPATION
        -------------------------------   -----------        -----------------------------------------
        George Boyadjieff (1)(2)               59            President, Chief Executive Officer,
                                                             Varco International
        Michael J. Doyle                       44            President, Chief Executive Officer,
                                                             Unit Instruments
        James C. Levinson (1)                  69            Private Investor
        Edward Rogas, Jr. (1)(2)               57            Vice President, Teradyne

        (1)  Member of the Compensation Committee of the Board of Directors.
        (2)  Member of the Audit Committee of the Board of Directors.

     Mr. Boyadjieff has been a director of the Company since 1995. He is President and Chief Executive Officer of Varco International, Inc. ("Varco"), a leading manufacturer of products used in the international oil and gas well industry. Mr. Boyadjieff has been associated with Varco for over 25 years and has served in a variety of technical and executive positions. He is also a director of Varco.

     Mr. Doyle has been President and Chief Executive Officer of the Company since September, 1995. Formerly, he was President of Unit from 1984 to 1995 while it was a wholly-owned subsidiary of Autoclave Engineers, Inc. Mr. Doyle also served as a director of Autoclave Engineers, Inc. from 1984 until its merger into Unit in September, 1995. Mr. Doyle co-founded Unit Instruments in 1980.

     Mr. Levinson is the current Chairman of the Board. He has served as a director of the Company since 1995, and as a director of the Company's former parent, Autoclave Engineers, Inc., from 1961 until its merger into the Company in September, 1995. From 1966 to 1992, Mr. Levinson was Chairman of the Board, President and Chief Executive Officer of Autoclave Engineers, Inc. From 1992 to September, 1995, he was Chairman of the Board of Autoclave Engineers, Inc.

     Mr. Rogas has been a director of the Company since 1995. He is Vice President of Teradyne, Inc. ("Teradyne"), a leading manufacturer of semiconductor, circuit-board and telecommunications test systems. Mr. Rogas has been associated with Teradyne since 1976 in various management and executive positions.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five meetings during fiscal 1997. No director attended fewer than 75% of such meetings or of committee meetings held while such director was a member of the Board or of a committee.

     The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants and reviews and evaluates the Company's accounting system and its system of internal accounting controls. This Committee, consisting of A. Wade Blackman, George Boyadjieff and Edward Rogas, held two meetings during fiscal 1997.

     The Compensation Committee reviews and administers the compensation of the officers of the Company and administers the Company's stock option plans. This Committee, consisting of A. Wade Blackman, George Boyadjieff, James C. Levinson and Edward Rogas, held one meeting during fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors of the Company, other than those who are employees of the Company, receive $2,000 for each attended meeting of the Board. Directors also receive $2,000 for each committee meeting attended, unless such meeting is held on the same day as a meeting of the Board of Directors, in which case no additional compensation is paid. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings and other services as a director.

     Beginning September 1, 1993, each director, who is neither an employee nor an officer of the Company or its subsidiaries, is automatically granted as additional compensation an option to purchase a number of shares of the Company's Common Stock obtained by dividing (a) the product of $1,500 multiplied by the number of full fiscal quarters during which such person served as a director during the preceding 12 months, by (b) 25% of the fair market value of the Common Stock on the date the option is granted. In addition, each outside director is automatically granted on September 1st of each year an option to purchase one thousand (1,000) shares of the Company's Common Stock, provided that such director shall have served as a director since at least December 31st of the preceding year. The exercise price of these options is the fair market price of the Company's Common Stock on the date the option is granted.



                                PROPOSAL NO. 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS


     Upon the recommendation of the Audit Committee, and subject to the ratification by the shareholders, the Board of Directors has appointed Price Waterhouse LLP, independent public accountants, to serve for the fiscal year ending May 31, 1998.

     The Board of Directors recommends that the shareholders vote for ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants to audit the financial statements for the Company for the year ending May 31, 1998.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to ratify Price Waterhouse LLP as the Company's independent accountants.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.



                                PROPOSAL NO. 3

                     APPROVAL OF 1997 STOCK INCENTIVE PLAN


INTRODUCTION

     The Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Plan") on August 11, 1997, subject to approval by the Company's shareholders.

     The principal features of the 1997 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1997 Plan itself, copies of which are available at no charge from the Secretary of the Company.


TERMINATION OF 1987 STOCK OPTION PLAN

     The Board of Directors has determined that, as of and contingent upon the approval of the 1997 Plan by the Company's shareholders, the Company's 1987 Stock Option Plan (the "1987 Plan") shall be terminated. As of June 18, 1997, there were 451,890 shares available for grant under the 1987 Plan, which will no longer be available under the 1987 Plan. Following such termination, all stock options or stock purchase rights granted by the Company will be granted under the 1997 Plan and any shares, which thereafter become available for issuance under the 1987 Plan due to the forfeiture or lapse of options granted thereunder, shall be added to the shares available for grant under the 1997 Plan.


1997 PLAN TERMS

     The 1997 Plan provides for the grant by the Company of options and/or rights to purchase up to an aggregate of 480,000 shares of Common Stock of the Company, plus such number of additional shares as are or become available for grant under the Company's 1987 Stock Option Plan to its directors, officers, employees and consultants. Options granted under the 1997 Plan may be either "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options," as determined by the Administrator; provided, however, that the Company may not issue incentive stock options covering in excess of an aggregate of 480,000 shares during the term of the 1997 Plan. The purpose of the Stock Incentive Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company.

     The 1997 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 1997 Plan, to determine which eligible participants will receive options, the time when options will be granted, the term of options granted and the number of shares which will be subject to options granted under the 1997 Plan. As of August 11, 1997, there were no options outstanding under the 1997 Plan.

     The exercise price of incentive stock options must at least be equal to the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Non-qualified stock options shall have an exercise price of not less than 85% of the fair market value of a share of Common Stock on the date such option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). Payment of the exercise price may be made in cash, by delivery of shares of the Company's Common Stock or, potentially, through the delivery of a promissory note. The Compensation Committee has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that options must expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding Common Stock). Options are non-transferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company, or within three months after termination of employment (one year for termination resulting from death or disability).

     In the event of (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, (iv) a complete liquidation or dissolution of the Company, or (v) any merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger (each of such events shall constitute a "Change in Control"), the 1997 Plan provides that the Administrator, in its discretion may, at any time an Option or Right to Purchase is granted, or at any time thereafter, take one or more of the following actions: (A) provide for the purchase of each Option or Right to Purchase for an amount of cash or other property that could have been received upon the exercise of the Option or Right to Purchase had the Option been currently exercisable, (B) adjust the terms of the Options and Rights to Purchase in a manner determined by the Administrator to reflect the Change in Control, (C) cause the Options and Rights to Purchase to be continued or assumed, or new rights substituted therefor, by the surviving or another entity, through the continuance of the Plan and the continuation or assumption of outstanding Options and Rights to Purchase, or the substitution for such Options and Rights to Purchase of new Options and new Rights to Purchase of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and Exercise Prices, in which event the 1997 Plan and such Options and Rights to Purchase, or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided or (D) make such other provision as the Administrator may consider equitable. If the Administrator does not take any of the foregoing actions, all Options and Rights to Purchase shall terminate upon the consummation of the Change in Control and the Administrator shall cause written notice of the proposed transaction to be given to all Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction, provided however that if no provision is made for continuance of the 1997 Plan and the continuance, assumption or substitution of outstanding Options or Rights to Purchase, then concurrent with the effective date of the Change of Control all Options, Rights of Purchase and Restricted Stock shall be accelerated and concurrent with such date the holders of such Options and Rights to Purchase shall have the right to exercise such Options and Rights of Purchase in respect to any or all shares subject thereto. The Administrator shall have the right, with respect to any specific Option, Right of Purchase or Restricted Stock granted under the 1997 Plan, to provide that such Options, Rights of Purchase or Restricted Stock shall be accelerated in any event upon the effective date of the Change of Control. The Company anticipates providing for the acceleration of vesting of options granted to certain officers and directors in the event of a Change of Control.

FEDERAL TAX CONSEQUENCES

     The following is a brief summary of the tax effects under the Code that may accrue to participants in the 1997 Plan.

     Incentive Stock Options. No taxable income will be recognized by an optionee under the 1997 Plan upon either the grant or the exercise of an incentive stock option; provided the optionee holds the stock for at least two years after the grant of the options and one year after the exercise of the option. If an incentive stock option is exercised more than three months after a termination due to retirement, it will be treated as a sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. The Company receives no tax benefit from incentive stock options granted unless the optionee fails to meet the holding requirements set forth above.

     Non-qualified Stock Options. No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the company out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided the applicable withholding requirements are satisfied.

     Restricted Stock. The receipt of restricted stock will not result in a taxable event until the applicable period(s) of restriction lapse, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of grant. If a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of grant over the amount paid for such shares. If no amount is paid for such shares, the participant will recognize ordinary income in an amount equal to the fair market value of such shares on the date of the grant. Even if the amount paid and the fair market value of the shares are the same (in which case there would be no ordinary income, a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. If no Section 83(b) election is made, a taxable event will occur on each date the participant's ownership rights vest (i.e., when the period(s) of restriction lapse) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in any amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.


VOTE REQUIRED

     The affirmative vote of a majority of the votes cast will be required to approve the 1997 Stock Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 1997 STOCK INCENTIVE PLAN.

                          SUMMARY COMPENSATION TABLE


     The following table sets forth the compensation paid for the fiscal years 1995 - 1997 to the Company's Chief Executive Officer and the four other most highly paid executive officers.

                                                                                            LONG-TERM COMPENSATION
                                                                             -------------------------------------------------------

                                            ANNUAL COMPENSATION                       AWARDS                      PAYOUTS
                                 -----------------------------------------   -----------------------   -----------------------------

                                                                 OTHER       RESTRICTED   SECURITIES
                                                                 ANNUAL        STOCK      UNDERLYING     LTIP           ALL
NAME AND PRINCIPAL                       SALARY      BONUS    COMPENSATION    AWARD(S)     OPTIONS      PAYOUTS   OTHER COMPENSATION

        POSITION                 YEAR    ($)         ($)(1)       ($)            ($)          (#)         ($)          ($)(2)
-------------------------        ----    -------     ------   ------------   ----------   ----------    -------        ------
MICHAEL J. DOYLE                 1997    199,992         --      9,000           --           7,000            --      21,138
    PRESIDENT AND CHIEF          1996    180,417     96,000      9,000           --         150,000       133,785       5,280
    EXECUTIVE OFFICER            1995    160,937    105,273      9,000           --              --            --      11,250

GARY N. PATTEN                   1997    149,989         --      8,400           --          55,600            --       5,125
    VICE PRESIDENT, CHIEF        1996    138,451     54,000      7,700           --          42,220            --       1,940
    FINANCIAL OFFICER AND        1995        --         --         --            --              --            --          --
    SECRETARY

JOHN W. LEGGAT                   1997    149,989         --      8,400           --              --            --       4,500
    VICE PRESIDENT, SALES        1996    138,451     54,000      7,700           --          35,110            --       1,940
    AND MARKETING                1995         --         --         --           --              --            --          --

NELSON URDANETA                  1997    150,000         --      8,400           --           5,600            --       4,633
    VICE PRESIDENT,              1996    134,998     48,600      8,400           --          63,330        47,250       4,110
    ENGINEERING                  1995    134,662     60,410      8,400           --              --            --       4,040

MICHAEL SALOKA                   1997    130,000         --      8,400           --           4,200            --       3,900
    VICE PRESIDENT,              1996    130,000     46,800      8,400           --          42,220        45,500       4,260
    INTERNATIONAL                1995    120,256     58,170      8,400           --              --            --       3,610

(1) Represents bonuses earned by the Named Executive in the year indicated; which were paid in the subsequent year.
(2) Represents Company contributions under the 401(K) Plan and $18,400 benefit from exercise of stock options by Mr. Doyle in 1997.

                              OPTION GRANTS TABLE

     The following table sets forth certain information for the Named Executive Officers with respect to grants by the Company during fiscal 1997 of stock options pursuant to the Company's 1987 Stock Plan to purchase Common Stock of the Company.


                                            INDIVIDUAL GRANTS IN 1997 (1)
                              ----------------------------------------------------------            POTENTIAL REALIZABLE
                                  NUMBER OF     % OF TOTAL                                         VALUE AT ASSUMED ANNUAL
                                  SECURITIES     OPTIONS                                            RATES OF STOCK PRICE
                                  UNDERLYING    GRANTED TO                                             APPRECIATION FOR
                                   OPTIONS      EMPLOYEES     EXERCISE OR                              OPTION TERM (3)
                                   GRANTED      IN FISCAL     BASE PRICE     EXPIRATION               ----------------
NAME                                (#)          YEAR (2)       ($/SH)          DATE                5%($)              10%($)
----                          ---------------   ----------    -----------    ----------           --------           --------
Michael J. Doyle                   7,000           3.0%          $9.63        10/15/2006           $ 42,000           $107,000
Gary N. Patten                     5,600           2.4%          $9.63        10/15/2006           $ 34,000           $ 86,000
                                  50,000          21.2%          $9.50        12/23/2006           $303,000           $768,000
John W. Leggat                        --            --              --                --                 --                 --
Nelson Urdaneta                    5,600           2.4%          $9.63        10/15/2006           $ 34,000           $ 86,000
Michael Saloka                     4,200           1.8%          $9.63        10/15/2006           $ 25,000           $ 64,000

(1) These stock options were granted pursuant to the 1987 Stock Plan. All stock options have ten year terms and vest at the rate of 20% of the total shares on each of the first five anniversaries of the date of grant.

(2) An aggregate of 235,834 stock options to purchase shares of Common Stock, pursuant to the 1987 Stock Plan, were granted to employees during fiscal 1997.

(3) Potential realizable value is based on an assumption that the stock price of Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. One share of stock purchased at $9.63 in 1997 would yield profits of $6.06 per share at 5% appreciation over ten years, or $15.35 per share at 10% appreciation over the same period. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price.


DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with one current and one former employee, Messrs. Doyle and Levinson, respectively. Under the agreements, the Company will make fixed monthly post-retirement payments to each employee until their death, in amounts based upon the employees' annual salaries at the time of retirement. Pursuant to such agreements, the employees have agreed to refrain from competing with the Company, to maintain the confidentiality of the Company's trade secrets and to renounce all personal interest in patents, know-how and other intellectual property developed by them during their employment by the Company. Mr. Levinson began receiving payments under the deferred compensation program in October, 1995, upon his retirement from active service with the Company.


LONG TERM INCENTIVE PLAN

     The Company's predecessor, Autoclave Engineers, Inc., maintained a Long Term Incentive Plan ("LTI") for each of its operating subsidiaries, of which Unit Instruments was a subsidiary at that time. Upon the reorganization, the LTI Plan for the divested operating subsidiaries was terminated and payments were made to four (4) LTI participants in the Plan. Mr. Doyle was one of the participants in the LTI Plan and his earned incentive, through the date of termination, was $133,785, as is reflected in the "Summary Compensation Table."


INVOLUNTARY SEVERANCE AGREEMENTS

     The Company has entered into agreements with seven officers of the Company, inclusively, Messrs. Doyle, Patten, Leggat, Urdaneta, Saloka, Lamirande and Ms. Tricoli, providing severance benefits in the event they are terminated within three (3) years following a change in control of the Company. Pursuant to such agreements, a change in control occurs (i) when any person becomes the beneficial owner of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities; (ii) if, during any period of two consecutive years, individuals who constitute the Board of Directors cease to constitute a majority of the Board of Directors; (iii) if all, or substantially all, of the Company's assets are sold or transferred to a third party; (iv) if the Company consolidates or merges with another company and the Company is not the survivor; or (v) if the Company no longer has a class of securities registered pursuant to Section 12 of the Exchange Act. The agreements provide that if the officer is terminated following a change in control of the Company, the Company shall pay such officer a sum equal to three times his or her annual salary and bonus paid during the twelve-month period immediately preceding the termination, vest the officer in any unvested benefits under any retirement or deferred compensation plan in which the officer participates, and pay for a three year continuation of such officer's health, life, disability and accident insurance. However, the agreements provide that to the extent such benefits would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, the severance payments payable thereunder shall be reduced.


OPTION EXERCISE AND FISCAL YEAR-END VALUE TABLE

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Stock Option Plan, including (i) the number of shares purchased upon exercise of options in fiscal 1997, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at May 31, 1997 and (iv) the value of such unexercised options at May 31, 1997:

                         AGGREGATED OPTIONS/EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING                 UNEXERCISED
                                                       UNEXERCISED OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                           SHARES       VALUE                   YEAR END (#)              AT FISCAL YEAR END (1) ($)
                        ACQUIRED ON    REALIZED       -------------------------------   ------------------------------
NAME                    EXERCISE (#)      ($)         EXERCISABLE       UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
----                    ------------   ---------      -----------       -------------   -------------    -------------
Michael J. Doyle             10,000      18,600            53,712          127,000            $64,838          --
Gary N. Patten                   --          --             8,444           89,376                 --          --
John W. Leggat                   --          --             7,022           28,088                 --          --
Nelson Urdaneta                  --          --            31,665           37,265                 --          --
Michael Saloka                   --          --            10,149           37,976            $ 2,345          --

(1) Market value of underlying securities at yearend minus the exercise price multiplied by the number of shares.



REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors establishes the compensation plans and polices and the specific compensation levels for executive officers and administers the 1987 Stock Plan.

     COMPENSATION POLICIES

          There are three major elements of the Company's executive compensation program: base salaries, incentive bonuses and long-term stock options.

          The Compensation Committee establishes the salaries of executive officers primarily by reference to data contained in the American Electronics Association (AEA) survey of executive compensation in the electronics industry. The Committee also cross-references this survey data with salary surveys for the Southern California companies. In addition, the Committee considers factors such as relative Company performance, the individual's past performance, his or her future potential and the individual's experience and ability as judged by the Committee. For fiscal 1997, the Compensation Committee, upon a recommendation by management, froze all salaries for Director and Vice President level positions. This action was taken because of the downturn in the semiconductor equipment market and the resulting impact on the Company's performance for the fiscal year.

          Annual bonuses for executive officers are primarily based on the achievement of performance targets set forth in the Company's operating plan for the year. The annual cash bonus for executives, other than the Chief Executive Officer, Michael J. Doyle, is based on operating profits in relation to the Company's operating plan and a factor based on Mr. Doyle's subjective judgment of the executive's performance. No bonuses were earned for fiscal 1997 because of the downturn in the semiconductor equipment market and the corresponding effect on the Company's financial performance.

          The Compensation Committee believes that stock options are an effective long-term compensation device in that they serve to align the interests of the executive officers with those of the shareholders and motivate officers to remain in the Company's employ.


     COMPENSATION OF CHIEF EXECUTIVE OFFICER

          Mr. Doyle's base salary of $200,000 has not been increased since September, 1995 upon the reorganization. This increase was based upon survey data and range recommendations from an outside executive compensation consulting firm for chief executive officers of high technology public companies. Mr. Doyle was previously President of the Company when it was a subsidiary of the predecessor company. Mr. Doyle did not receive an increase in base pay for fiscal 1997 because of the downturn in the semiconductor equipment market and the resulting impact on the Company's performance for fiscal 1997.

          Mr. Doyle is entitled to an annual cash bonus which, for fiscal 1997, was not applicable based on the Company's operating loss. Mr. Doyle's target bonus rate was 40% of his annual base salary, with such amount adjusted up or down depending on actual adjusted operating profits. For fiscal 1997, The Company did not achieve an operating profit. Accordingly, Mr. Doyle did not receive a bonus.


     DEDUCTIBILITY OF EXECUTIVE COMPENSATION

          As a result of legislation adopted in 1993, the Internal Revenue Code now limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meeting certain other conditions (such as shareholder approval). Based on the Company's current compensation plans and policies, and proposed regulations interpreting the new legislation, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.


     A. Wade Blackman                                  George Boyadjieff
     of the Compensation Committee         of the Compensation Committee



     James C. Levinson                                 Edward Rogas, Jr.
     of the Compensation Committee         of the Compensation Committee



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of A. Wade Blackman, George Boyadjieff, James C. Levinson and Edward Rogas, Jr. who are non-employee directors with no interlocking relationships as defined by the Securities and Exchange Commission.

                               PERFORMANCE GRAPH

     The following graph shows the value as of May 31, 1997 of a $100 investment made on May 31, 1992 in the Company's Common Stock, as compared with similar investments based upon (i) the NASDAQ U.S. Stock Index (Broad Market), a composite index of the NASDAQ Stock Market prepared by Media General Financial Services; and (ii) an industry index prepared by Media General Financial Services consisting of companies classified under SIC Code 3559. The stock performance shown below is not necessarily indicative of future performance.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG UNIT INSTRUMENTS, INC.(CA) COMPANY, INDUSTRY
                            INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           UNIT INSTRUMENTS,    INDUSTRY        BROAD
(Fiscal Year Covered)           INC.(CA) 500         INDEX         MARKET
-------------------          ----------------     ---------     ----------
Measurement Pt-  1992        $100                 $100           $100
FYE   1993                   $ 96.64              $170.06        $119.67
FYE   1994                   $114.64              $232.42        $131.23
FYE   1995                   $172.83              $400.23        $143.63
FYE   1996                   $197.82              $405.07        $202.74
FYE   1997                   $130.15              $575.33        $227.47

                        SECURITIES OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information as of June 30, 1997, except as otherwise noted, regarding the equity securities of Unit beneficially owned by (i) the directors, (ii) the executive officers named in the "Summary Compensation Table", (iii) the directors and executive officers of Unit as a group, and (iv) the only beneficial owners known to Unit to hold more than 5% of the Company's Common Stock.

                                                      NUMBER OF SHARES                         PERCENT OF
                NAME                              BENEFICIALLY OWNED (1)(2)               COMPANY'S COMMON STOCK
                ----                             -------------------------               ----------------------
Directors and Named Executive Officers:

A. Wade Blackman                                           67,050 (3)                               1.5%
George Boyadjieff                                           3,000 (4)                                 *
Michael J. Doyle                                          181,789 (5)                               4.0%
John W. Leggat                                             16,544 (6)                                 *
James C. Levinson                                         110,573 (7)                               2.5%
Gary N. Patten                                             35,888 (8)                                 *
Edward Rogas, Jr.                                           3,000 (9)                                 *
Michael G. Saloka                                          18,642 (10)                                *
Nelson Urdaneta                                            44,331 (11)                              1.0%
All Directors and Officers as a group (12 persons)        585,333 (12)                             12.5%


Others:

J & L Levinson Partnership                                370,697 (13)                              8.5%
700 Louisiana Street
Houston, TX  77002

U.S. Bancorp                                              296,050 (2)                               6.7%
1118 West Fifth Avenue
Portland, OR  97202

Dimensional Fund Advisors, Inc.                           295,000 (2)                               6.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

*       Less than 1%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 30, 1997 are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person. Applicable percentages of beneficial ownership are based on 4,424,038 shares of common stock outstanding on June 30, 1997.

(2) Information is as of December 31, 1996, and is based on Schedule 13G's filed with the Securities and Exchange Commission by the respective entities.

(3) Includes 67,050 shares which Mr. Blackman has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(4) Includes 3,000 shares which Mr. Boyadjieff has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(5) Includes 83,712 shares which Mr. Doyle has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(6) Includes 14,044 shares which Mr. Leggat has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(7) Includes 12,842 shares which Mr. Levinson has the right to acquire, by exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997, and 72,899 shares which Mr. Levinson may be deemed to beneficially own through his partnership interest in the J & L Levinson Partnership. Does not include 297,798 shares owned by Mr. Levinson's wife, Marilyn G. Levinson, through her partnership interest in the J & L Levinson Partnership, as to which Mr. Levinson disclaims beneficial ownership.

(8) Includes 16,888 shares which Mr. Patten has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(9) Includes 3,000 shares which Mr. Rogas has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(10) Includes 18,593 shares which Mr. Saloka has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(11) Includes 44,331 shares which Mr. Urdaneta has the right to acquire by the exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(12) Includes 293,670 shares which executive officers and directors have the right to acquire by exercise of stock options that are currently exercisable or will become exercisable within sixty (60) days of June 30, 1997.

(13) J & L Levinson Partnership is a General Partnership of which James C. Levinson and Marilyn G. Levinson are the sole General Partners.


                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended May 31, 1997, Michael G. Saloka inadvertently filed one Form 4 late. Other than this delayed filing, again based solely on its review of copies of such forms received by it or written representations from certain reporting persons, the Company believes that all other filing requirements applicable to its officers, directors and ten percent shareholders were fulfilled.

                                 OTHER MATTERS


     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope that has been enclosed, at your earliest convenience.



                                               By Order of
                                               the Board of Directors


                                               /s/ Gary N. Patten

September 5, 1997                              Gary N. Patten
                                               Secretary

                             UNIT INSTRUMENTS, INC.
                            22600 SAVI RANCH PARKWAY
                             YORBA LINDA, CA 92887

    THIS PROXY IS SOLICITED ON BEHALF OF THE UNIT INSTRUMENTS, INC. BOARD OF
                                   DIRECTORS

  The undersigned appoints Michael J. Doyle and Gary N. Patten, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them, separately, to represent and to vote, as designated below, all the shares of Common Stock of Unit Instruments, Inc. held of record by the undersigned on August 29, 1997 or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Shareholders to be held on October 24, 1997 or any adjournment thereof, upon matters set forth in the Notice of Annual Meeting dated September 5, 1997, a copy of which has been received by the undersigned.

1. ELECTION OF DIRECTORS: For the election of George Boyadjieff, Michael J. Doyle, James C. Levinson and Edward Rogas, Jr.

               [_] FOR ALL   [_] WITHHOLD AUTHORITY FOR ALL

                    [_] WITHHOLD AUTHORITY AS MARKED BELOW

--------------------------------------------------------------------------------
2. To consider and act upon a proposal to ratify the selection of the firm of Price Waterhouse LLP as auditors of the Corporation for the fiscal year ending May 31, 1998.
                         [_] FOR[_] AGAINST[_] ABSTAIN

3. To consider and act upon the adoption of the 1997 Stock Incentive Plan.

                         [_] FOR[_] AGAINST[_] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEM 2 AND ITEM 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 4.

                     (To be signed and dated on other side)


                          (Continued from other side)

                                                     Dated: _____________, 1997

                                                     __________________________
                                                             Signature

                                                     __________________________
                                                     Signature if held jointly

                                                     Please sign exactly as
                                                     the name appears hereon.
                                                     When shares are held by
                                                     joint tenants, both
                                                     should sign. When signing
                                                     as attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give
                                                     full title as such. If a
                                                     corporation, please sign
                                                     in full corporate name by
                                                     President or other
                                                     authorized officer. If a
                                                     partnership, please sign
                                                     in partnership name by
                                                     authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.